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                                                                 Exhibit 10.5

    THREE-year Agreement


                                 EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made and entered into as of the 23rd day of October, 1996, by and between Swisher International, Inc., a Delaware corporation ("Swisher International") and Nicholas J. Cevera, Jr. (the "Executive");

                                 W I T N E S S E T H

    WHEREAS, Swisher International proposes to employ the Executive in the operations of Swisher International and Swisher International is desirous of affording Executive incentives in connection therewith;

NOW, THEREFORE, inconsiderateness of the mutual covenants contained herein and other good and valuable consideration, Swisher International and Executive hereby agree as follows:

                                      ARTICLE I
                                      EMPLOYMENT

    SECTION 1.1. EMPLOYMENT. Swisher International hereby employs the Executive as Executive Vice President - Operations of Swisher International and such other offices of Swisher International or the Affiliated Corporations as the board of directors of Swisher International may from time to time determine to perform such duties and discharge such functions in and about the business and affairs of Swisher International and the Affiliated Corporations as the board of directors of Swisher International may from time to time determine. Executive agrees, during the term hereof, to diligently and in good faith perform and discharge such duties and functions and Executive shall devote all of his working time, energy and ability exclusively to the performance of his duties hereunder. During the term hereof, Executive shall not directly or indirectly engage or participate in the operations or management of, or render any services to, any other businesses or enterprises.

    SECTION 1.2. BASIC COMPENSATION. Swisher International agrees to pay Executive a base annual salary of $229,425.00 through the first anniversary date of the Effective Date of this Agreement (as hereinafter defined) and for the balance of the term of this agreement an increase in such amount as is mutually agreeable, but in no event less than the change in the CPI over the applicable term. Basic compensation payable under this Section shall be payable in accordance with such practices and procedures as are generally applicable to other employees of Swisher International.

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    SECTION 1.3.  EXPENSE REIMBURSEMENT.  Swisher International shall reimburse reasonable and necessary out-of-pocket business expenses, such as travel, lodging, long distance telephone calls and the like, consistent with such policies as Swisher International may promulgate from time to time for its senior executives upon submission by Executive of appropriate receipts therefor.

    SECTION 1.4. FRINGE BENEFITS. While Executive is in the employ of Swisher International, Swisher International agrees to provide to Executive those benefits generally provided to all salaried employees of Swisher International (with the exception of life insurance benefits), and in addition Executive will participate in the Company's Supplemental Pension Program at the senior Executive level and will have continued coverage under an individual life insurance policy or policies under an arrangement which is comparable to that which the Executive has now. Such benefits shall include payment of $575 per month by Swisher International on behalf of the Executive of leased car expenses plus payment of insurance, maintenance, cost of repairs and gas. In addition, Swisher international will pay Executive an amount per year calculated to provide Executive with sufficient additional income to cover any additional federal income tax due with respect to the $575 per month payment to him described in this paragraph, to the end that such payment of $575 will be effectively revenue neutral for federal income tax. Such additional payment will be made on a monthly basis, unless Swisher International and the Executive agree otherwise.

    Swisher International Group Inc. ("Swisher Group"), the Parent of Swisher International intends to adopt a Stock Option Plan for selected employees and directors of Swisher Group and the Affiliated Corporations contingent upon the successful completion of the contemplated public offering of stock of Swisher Group. the plan, if adopted, will be extended to the Executive and shall be in addition to the basic compensation and bonus payable under Sections 1.2 and 1.6 hereof, respectively. Swisher International reserves the absolute right to determine the extent of its application to the Executive all without any liability to the Executive.

    Section 1.5 Severance. If Swisher International terminates the employment of the Executive without Cause at any time during the three (3) year period (the "Three-Year Term") ending on the third anniversary of the Effective Date of this Agreement (as hereinafter defined), Swisher International shall continue to pay to the Executive: (1) basic compensation as set froth in Section 1.2 hereof for the remainder of the Three-Year Term or until the Executive's earlier death or Disability, (2) notwithstanding any contrary provision contained in any formal written bonus plan described in 1.6 below, the target bonus described in Section
1.6 below pro-rated to the date of determination, and (3) the Fringe Benefits described in 1.4 above for the remainder of the term of this Agreement or until the Executive's earlier death. Items 1,2 and 3 above are collectively referred to as "Severance". However, in lieu of the Severance described above, Executive may elect to receive whatever severance he would have been entitled to, absent this Agreement, under the current or then in effect Swisher International severance policy Also, should the Executive become Disabled during a period when he is entitled to receive the Severance described in paragraph (1) above (basic compensation) and he is covered by a long-term disability plan of Swisher International or an Affiliated Corporation and determined to be entitled to

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coverage under such plan, then and in that event he will receive disability payments under that plan in lieu of any further payments under paragraph (1) above. It is agreed that any termination of employment is without prejudice to any other remedy to which Swisher International may be entitled, either by law, in equity or under this agreement. The Severance described above shall represent liquidated damages and shall mitigate damages (if any), which may otherwise be payable to the Executive.

    Swisher International has the absolute right to terminate this Agreement, and the employment of the Executive hereunder, FOR CAUSE without any further obligation to the Executive in respect of the Severance to the Executive hereunder. For purposes of this Agreement, CAUSE includes, but is not limited to any of the following.

   (i) Executive's material breach of the terms of this Agreement or any other legal obligation to Swisher International or an Affiliated Corporation;

   (ii) Executive's fraud, dishonesty, negligence, misconduct or other deliberate action which causes injury to Swisher International or any of its Affiliated Corporations or to their respective reputations or which results in a material loss to Swisher International or an Affiliated Corporation; or an act of the Executive involving moral turpitude or a serious crime resulting in a conviction by a court or tribunal of competent jurisdiction or a plea of "nolo contendere:"; or

   (iii) willful breach in the performance by Executive of his material duties hereunder resulting in demonstrable economic harm to Swisher International or an Affiliated Corporation and which Executive shall not have taken steps in good faith to cure with ninety (90) days after notice from the Board of Directors; PROVIDED, HOWEVER, that it is understood and agreed that failure to meet the business plan of Swisher International alone or errors in judgment made by Executive in good faith shall not constitute CAUSE hereunder.

The Executive shall not be entitled to Severance under this Section 1.5 if the employment of the Executive is terminated for any of the following reasons:

   (1)   the Executive terminates this Agreement at any time;

   (ii) death of the Executive; provided, however, that in the event of his death being the cause of his termination, Executive will receive the item described in paragraph (2) (target bonus) of Section 1.5 above;

   (iii) the Disability of the Executive; provided, however, that in the event of his Disability being the cause of his termination, Executive will receive the items described in paragraphs
         (2)(target bonus) and (3)(Fringe Benefits) of Section 1.5 above; or

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   (iv)  the Executive is terminated FOR CAUSE as described above.

    SECTION 1.6. BONUS. Swisher International has a formal written bonus program for certain of its executives which presently covers the Executive.
Such written bonus program shall continue to apply to the Executive and shall be in addition to the basic compensation payable under Section 1.2 hereof. Swisher International reserves the absolute right to amend, replace or terminate, from time to time, any such written bonus program and to determine the extent of its application, all without any liability to the Executive. the bonus, if any, payable under this Section 1.6 shall be paid in accordance with the terms of the formal written bonus program adopted by Swisher International.

    SECTION 1.7. TERM. The term of this Agreement shall commence on the later of January 1, 1997 or the date of the closing of the Offerings described in the registration statement relating to the proposed public offering of the Common Stock of Swisher Group (herein called the "Effective Date") and continue through the third anniversary of the Effective Date, provided, however, that Executive shall have the continuing option to immediately terminate the employment provided by Section III hereof by giving written notice thereof to Executive which notice may be effective immediately. Upon any such termination, all of the rights and obligations set forth in this Article I shall terminate provided, only, that Swisher International shall pay to Executive the Severance, if any, payable under Section 1.5 hereof.

    SECTION 1.8. PLACE OF EMPLOYMENT. The performance of Executive's duties hereunder will require travel and will include involvement with businesses and projects away from [Jacksonville, Florida.]

                                      ARTICLE II
                      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                                 AND NON-COMPETITION.

SECTION 2.1    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND NON-COMPETITION.

    2.1.1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) The Executive acknowledges that is the policy of Swisher International to maintain as secret and confidential all information heretofore or hereafter acquired, developed or used by Swisher International or any Affiliated Corporation relating to its business,. operations, employees and customers (all such information is hereinafter referred to as "Confidential Information"). The parties hereto recognize that the Executive's service are special and unique, and that by reason of the employment the Executive has acquired and will acquired Confidential Information. Confidential Information shall not include any information which (1) is or becomes generally available to the public other than as a result of a disclosure by Executive, (2) is in the possession of Executive prior to the date of rendering any services to Swisher International and was not received directly or indirectly from Swisher

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international, or (3) is independently developed by Executive without the use of information received directly or indirectly from Swisher International or revealed pursuant to this Agreement. Executive recognizes that all such Confidential Information is the property of Swisher International.

    (b) Inconsiderateness of the Executive's employment by Swisher International pursuant to this Agreement, the Executive agrees that:

         (1) except as required by the duties of his employment, without the prior written consent of Swisher International, the Executive shall never, directly or indirectly, either during or after the term of this Agreement, use, publish, disseminate or otherwise disclose in any manner any confidential Information obtained during his employment with Swisher International or any Affiliated Corporation; and

         (2) both during and after the term of this Agreement, the Executive shall exercise all due and diligent precautions to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, memoranda, manuals, trade secrets or other documents and materials of Swisher International and any Affiliated Corporation which embody any Confidential Information, and upon either the termination of the Executive's employment of expiration of the term of this Agreement, the Executive shall return to Swisher International all such documents or materials, including any computer encoded material (and copies thereof) which are in the possession or under the control of the Executive. The Executive agrees that the provisions of this Section 2.1 are reasonably necessary to protect the proprietary rights of Swisher International in the Confidential Information and its trade secrets, good will and reputation;

PROVIDED, HOWEVER, the foregoing shall not prevent Executive from responding to a valid subpoena of a governmental agency or to a valid court order or as otherwise required by law.

    2.1.2  NON-COMPETITION.     Executive hereby covenants that, for a period
of twelve months next following the date of termination of his employment (except if such termination occurs as a result of the expiration of the Three-Year Term), Executive shall not be engaged or interested (whether as a proprietor, partner with another, shareholder, agent or consultant of, employee of or lender to, another) in any business which competes, directly or indirectly, with the tobacco businesses of Swisher International or any tobacco business of an Affiliated Corporation, that if the employment of Executive is terminated by Swisher International WITHOUT CAUSE, the foregoing covenant shall not apply (without affecting the obligations hereinafter contained in this Section 2.1 in respect of disclosures or solicitations by Executive) unless the Executive shall have been paid Severance pursuant to Section 1.5 hereof, in which event the covenant period shall continued for the period that Severance is paid.

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    For a period of one year following the date of termination of his employment, Executive agrees not to offer employment to, not to initiate discussions of the nature of any prospective employment opportunities with, and not to otherwise solicit any director, officer or employee of Swisher International or any Affiliated Corporations (or any person who was an employee of Swisher International or any Affiliated Corporations within 180 days of the date of Executive''s termination of employment) on his own behalf, on behalf of any employer of the Executive, on behalf of any entity with which the Executive is acting as a consultant or with which the Executive is then otherwise affiliated.

    The provisions of this Section 21. shall survive the termination of the employment hereunder or expiration of the term of this Agreement.

    2.2 SWISHER INTERNATIONAL'S RIGHT TO INJUNCTIVE RELIEF. The Executive acknowledges that his services are of a unique character which gives them a special value to Swisher International. the Executive further acknowledges that any breach or threatened breach by the Executive of any of the provisions of this Article II will result in irreparable and continued harm to Swisher International and its Affiliated Corporations for which Swisher International and its Affiliated Corporations would have not adequate remedy at law. Therefore, in addition to any other remedy which Swisher International may have at law or in equity, Swisher International shall be entitled to injunctive relief or other equitable remedies in the event of any such breach or threatened breach. The provisions of this Article II shall survive the termination of the Employment or the expiration to the term of this Agreement.

    2.3 INVALIDITY OF COVENANTS. The parties acknowledge that the laws and public policies of the State of Delaware and various other states of the United States may differ as to the validity and enforceability of the covenants contained in Article II. It is the intention of the parties that activities of the Executive be restricted only to the extent necessary for the protection of legitimate business interests of Swisher International, that the provisions of this Agreement shall, to the fullest extent permissible under law and public policy, be enforced by the courts and construed under the laws of the State of Delaware, and that any part of Article II adjudicated to be invalid or unenforceable shall not affect the validity or enforceability of any other part of Article II or this Agreement. Accordingly, if any part of Article II shall be adjudicated to be invalid or unenforceable in any action or proceeding in which the Executive, or the Executive's heirs, executors or administrators and Swisher International, its successors or assigns, are parties, either in its entirety or as modified as to duration, territory or otherwise, then such part shall be deemed to be amended so as to be enforceable or, if required, deleted from this Agreement, as the case may be, in order to render the remainder of
Article II valid and enforceable.

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                                     ARTICLE III
                          DEFINITIONS AND GENERAL PROVISIONS


    SECTION 3.1. DEFINITIONS. AS USED IN THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH BELOW:

    AFFILIATED CORPORATION: "Affiliate Corporation" or "Affiliate" shall mean any corporation or other entity, directly or indirectly, though one or more intermediaries, controlling, controlled by, or under common control with Swisher International.

    DISABILITY: Disability shall mean Total Disability as defined in the Swisher International long-term disability plan which currently provides that "Total Disability" means "the inability of the Participant to perform the normal duties of his or her regular occupation, except that if benefits have been paid for twenty-four (24) months of any continuous disability, then for the balance of the period of disability after such twenty-four
    (24) months, the inability of the Participant to perform any and every duty of any gainful occupation for which he or she is reasonably fitted by training, education, or experience", or as defined by any substitute plan which provides long-term disability coverage for the Executive, or in the event that the Executive is not covered by such a plan, Disability shall mean: "physical or mental incapacity of Executive for a period of more than sixty consecutive days, the determination of which by the board of directors of Swisher International shall be conclusive on the parties hereto.

    PARENT: Any person, corporation or other entity which holds in excess of 50% of the issued and outstanding equity securities of Swisher International.

    SECTION 3.2. WITHHOLDING TAXES. Swisher International may withhold from any payment to be made under this agreement (and transmit to the proper taxing authority) such amount as it may be required to withhold under any federal, state or other law.

    SECTION 3.3. ADMINISTRATION. Swisher International and its executive officers shall have full power to interpret, construe and administer this Agreement, including authority to determine any dispute or claim with respect thereto. The determination of Swisher international in any matter, made in good faith, shall be binding and conclusive upon Executive and all other persons having any right or benefit hereunder.

    SECTION 3.4. NOTICES. All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, an executive officer of any corporate party, or on the first day after the date of deposit with Federal Express or other overnight courier for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax

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or similar telephonic transmission during normal business hours, provided that the recipient has specifically acknowledged by telephone receipt of such telecopy, fax or telephonic transmission; addressed, in all cases, to the party at his or its address set froth below, such other address as such party may hereafter designate by written notice to the other party:

    (i)  If to Swisher International to:

              Mr. William T. Ziegler
              Swisher International, Inc.
              20 Thorndal Circle, 1st floor
              Darien, CT  06820



              FACSIMILE 203 656-3151

    (ii) If to Executive to:

              Nicholas J. Cevera, Jr.
              10060 Deercreek Club Road E
              Jacksonville, FL  32256

    SECTION 3.5. BINDING EFFECT. The provisions of this Agreement shall not give Executive any rights to continue to be employed or otherwise retained by Swisher International or any Affiliated Corporations. Except as so provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the respective successors and assigns of Swisher International and the beneficiaries, personal representatives and heirs of Executive. Swisher International may assign this Agreement to any subsidiary of Affiliate of Swisher International so long as the Executive's duties and principal business location shall not differ substantially from those set forth in this Agreement.

    SECTION 3.6. CONTROLLING LAW. This agreement shall be construed and the legal relations between the parties determined, in accordance with the laws of the State of Delaware.

    SECTION 3.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original without the production of the others, but all of which together shall constitute one and the same instrument.

    SECTION 3.8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be varied, modified or amended except by a writing signed by the parties to be charged. The making, execution and delivery of this AGREEMENT by the parties hereto have been induced by no representations, statements, warranties or agreements of the other except those herein expressed.

    SECTION 3.9. HEADING. The division of this Agreement into sections and paragraphs and the titles assigned thereto is only a matter of convenience for reference and shall not define or limit any of the terms or provisions thereof.

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    SECTION 3.10  EFFECTIVE DATE.  The Effective date of this Agreement shall be the later of January 1, 1997 or the date of the closing of the Offerings described in the registration statement relating to the proposed public offering of the Common Stock of Swisher Group; provided that it is understood that this Agreement will not become effective in any event unless the closing of the Offerings described in the registration statement relating to the proposed public offering of the Common Stock of Swisher Group; provided that it is understood that this Agreement will not become effective in any event unless the closing of the Offerings occurs.

    IN WITNESS WHEREOF, the individual party has hereunto set his hand and the corporate party has caused these presents to be executed by a proper officer thereunto duly authorized all as of the day and year first above written.


                                  SWISHER INTERNATIONAL, INC.


                                  By: /s/ WILLIAM T. ZIEGLER
                                      ----------------------------------------
                                     William T. Ziegler
                                    (Chairman of the Executive Committee)


                                      /s/ NICHOLAS J. CEVERA, JR.
                                      ----------------------------------------
                                     Nicholas J. Cevera, Jr.
                                     Executive

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